CONTACT: INVESTOR RELATIONS
Henry R. Mandell
Spatializer Audio Laboratories, Inc.
408-453-4180 Ext. 201
E-mail: investor@spatializer.com
FOR RELEASE AT 8 A.M. EST
Spatializer Audio Laboratories Will Extend Evaluation and Due Diligence Period for Sale of
Assets and Perpetual License Grants Subject to Stockholder Approval
     SAN JOSE, Calif., February 21, 2006 – Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ) announced that it will be extending the evaluation and due diligence period for the sale of perpetual licenses or the sale of substantially all of its assets, which transactions will be subject to stockholder approval. The Board of Directors of the company, in consultation with their financial and legal advisors, has reviewed the indications and results from the initial auction. These indications were found to be nonconforming in certain respects to the guidelines set forth for the initial auction. Therefore, the Board of Directors is extending the auction period to 11:59 P.M., Pacific Standard Time, on March 10, 2006, to provide bidders and other interested parties additional time to clarify their offers and perform due diligence, as well as to solicit additional offers.
     The extended auction will continue to consider offers to purchase the assets of the company as well as offers to purchase non-exclusive, royalty-free, irrevocable, perpetual licenses for a one-time fee. In an effort to simplify the auction process in response to participant feedback, the Board of Directors has elected to forego minimum bid requirements. A decision will be then be made by the Board of Directors of the company as to the alternatives to pursue. While there will be no minimum requirements for the acquisition of assets or purchase of perpetual licenses, the Board of Directors reserves the right to reject any bids or offers in its sole discretion. The Company may abandon either or both of the foregoing and/or may change the terms thereof in its sole discretion.
     The company plans to file a proxy statement with the Securities and Exchange Commission (“SEC”) detailing the company’s solicitation of stockholder approval for the sale of the assets or grant of perpetual licenses as well as the subsequent dissolution of the company or sale of the corporate shell.
     Further information or details regarding the extended auction or the company may be obtained from the company’s exclusive financial advisor, Strategic Equity Group, by calling Robert Rama at (714) 444-3833 (Ext 4005) or writing rrama@segco.com.

     About Spatializer
     Spatializer is a leading developer, licensor, and marketer of next-generation audio technologies for the consumer electronics, computing, and mobile handset markets. The company’s advanced audio technology is incorporated into products from global brand leaders including Toshiba, Sanyo, and Sharp.
     Spatializer’s technologies enhance audio quality which original equipment manufacturers can leverage to improve their product lines and differentiate from competitors by delivering superior audio in shrinking form factors ideal for portable applications. These audio technologies facilitate convergence as the cell phone and personal computer are increasingly called upon to be entertainment devices as well. The company’s technologies provide surround sound, range enhancement, noise reduction, and positional audio for ring tones, games, FM broadcast, TV broadcast, and compressed audio from small speakers and earphones.
     Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in San Jose, California, with representative offices throughout the Asia Pacific region.
     Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this news release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals or the transactions described herein will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to, market interest in a sale of assets or licenses, intense competition and pricing pressure, complete dependence on product shipments of third-party licensees and the timing and execution of their marketing plans, delay in revenue streams due to delays in new product development, fluctuating operating results and its effect on sustainable operations, the availability of additional capital, and other risks detailed from time to time in the company’s periodic reports filed with the SEC. No assurance can be made that the company will be successful in receiving offers for the assets of the company or the grant of perpetual licenses or the terms of any such offers.
     NOTE: Desper Products, Inc., is a wholly owned subsidiary of Spatializer Audio Laboratories, Inc. Spatializer (R) and the circle-in-the-square device are registered trademarks of Desper Products, Inc. All other trademarks are the property of their respective owners.
     This news release shall not constitute an offer to sell or the solicitation of an offer to sell any securities of the company.